Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Trinseo S.A. on Form S-1 of our report dated February 28, 2014, relating to the consolidated financial statements of Americas Styrenics LLC and its subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 14, 2014